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                                                                  EXHIBIT 10.7




                             EMPLOYMENT AGREEMENT

                                   between

                               IDEX CORPORATION

                                     and

                               FRANK J. HANSEN
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                              EMPLOYMENT AGREEMENT



       THIS AGREEMENT, made as of the 1st day of August, 1994 (the "Effective Date"), between IDEX CORPORATION, a Delaware corporation with its executive offices at 630 Dundee Road, Suite 400, Northbrook, Illinois 60062 ("IDEX"), and FRANK J. HANSEN, 8020 Beaver Hills Lane, Cedar Falls, Iowa 50613-9392 (the "Executive").


       IDEX and the Executive agree as follows:


       1. Introductory statement. The Executive has previously served as President of Viking Pump, Inc., a business unit of IDEX Corporation, and as Vice President - Group Executive of IDEX Corporation ("IDEX"). IDEX desires to secure the full-time services of the Executive as Senior Vice President - Operations until at least the third anniversary of the Effective Date, as defined below, on the terms and conditions as provided in this Agreement. The Executive is willing to execute this Agreement with respect to his employment upon the terms and conditions set forth in this Agreement.


       2. Agreement of employment. IDEX agrees to, and hereby does, employ the Executive, and the Executive agrees to, and hereby does accept, employment by IDEX, or one of its subsidiaries, as the case may be (hereafter in the aggregate, the "Corporation"), as an executive of the Corporation, subject to the provisions of the by-laws of the Corporation in respect of the duties and responsibilities assigned from time to time by the
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Chief Executive Officer of the Corporation and subject also at all times to the control of the Board of Directors of the Corporation.


       The Executive agrees to relocate his residence within the continental United States upon the request of the Corporation with reimbursement by the Corporation in accordance with its relocation policy in effect from time to time.


       3. Executive's obligations; vacations, automobile. During the period of his full-time service under this Agreement, the Executive shall devote substantially all of his time and energies during business hours to the supervision and conduct, faithfully and to the best of his ability, of the business and affairs of the Corporation, and to the furtherance of its interests, and shall not accept other gainful employment except with the prior consent of the Chief Executive Officer of the Corporation. With the approval of the Chief Executive Officer of the Corporation, however, the Executive may become a director, trustee or other fiduciary of other corporations, trusts or entities. The Executive may take four weeks vacation each year with pay. The Corporation shall furnish and maintain an automobile for the use of the Executive consistent with the policy of the Corporation in effect at any time; provided, however, that at no time shall the policy of the Corporation be materially less generous than that in effect as of August 1, 1994.
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         4.  Annual salary.  The Corporation shall pay to the Executive for his services under this Agreement a salary at the rate of $185,000 per year, in equal monthly installments, during the period of his full-time service hereunder; provided, however, that the Corporation shall in good faith review the salary of the Executive, on an annual basis, with a view to consideration of appropriate increases in such salary. If the Executive dies during the period of his full-time service hereunder, service for any part of the month of his death shall be considered service for the entire month.


         5.  Period of service and benefits.

         5(a).  Period of full-time service.  The period of full-time service of the Executive under this agreement shall continue to the third anniversary of the Effective Date, and for successive 12 month periods thereafter; provided, however, that the Corporation may terminate at any time the full-time service of the Executive hereunder by delivering written notice of termination to the Executive, or the Executive may resign and terminate his full-time service hereunder at any time after the third anniversary of the Effective Date, by delivering written notice of his intention to resign to the Corporation at least 3 months prior to the effective date of such resignation.
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       In the event of termination of the Executive by the Corporation, the
Executive shall be entitled to receive his full annual salary and fringe benefits in effect on the date of receipt of the notice of termination for a continuing period of 24 months beginning with that month next following the month during which he ceases to be actively employed.


       In the event of resignation by the Executive as permitted by this Agreement, the Executive shall be entitled to receive his full annual salary and fringe benefits in effect on the date of receipt of the notice of resignation for a continuing period to the effective date of his resignation but not longer than three months. Continuing fringe benefits under this
Section 5(a) shall be reduced to the extent of any fringe benefits provided by and available to the Executive from any subsequent employer but shall not be limited by the terms of any such fringe benefit of a subsequent employer.


       In the event of termination of the Executive by the Corporation or the Executive's death or disability, the Executive or his estate shall receive a cash bonus for the entire fiscal year in which such termination or death occurs or disability commences. Such bonus shall be calculated in accordance with the management incentive compensation program of the Corporation in effect from time to time. The bonus shall be payable in one lump sum in accordance with and at the time prescribed by the Corporation's policy for payment of annual bonuses to its

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executive employees for the year in which the Executive's termination or death occurs or his disability commences. If no policy of the Corporation exists with regard to calculation and payment of bonuses, the bonus shall be calculated and paid in accordance with the policy of IDEX in effect as of August 1, 1994.


       In addition, in the event of either termination (including, without limitation, because of the Executive's death or disability) of employment or resignation, the Executive shall receive payment for accrued but unused vacation, which payment shall be equitably prorated based on the period of active employment for that portion of the fiscal year in which the termination or resignation becomes effective, death occurs, or disability commences, plus payment for accrued but unused vacation for the prior fiscal year. Payment for accrued but unused vacation shall be payable in one lump sum on the effective date of termination or resignation, the date of death (or as soon thereafter as practicable) or the date disability commences.


       In the event of termination of the Executive by the Corporation within 24 months following an "Acquisition" of the Corporation (as hereinafter defined), the benefits to be provided to the Executive upon such termination, regardless of the continued effectiveness of this Agreement or of the provisions of this Section 5(a), shall be in an amount and character not less generous than the benefits payable upon a termination of the
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Executive by the Corporation as set forth in this Section 5(a). An
"Acquisition" means (I) any transaction or series of transactions which within a 12-month period constitute a change of management or control where (i) at least 51 percent of the then outstanding common shares of the Corporation are (for cash, property (including, without limitation, stock in any corporation), or indebtedness, or any combination thereof), redeemed by the Corporation or purchased by an person(s), firm(s) or entity(ies), or exchanged for shares in any other corporation whether or not affiliated with the Corporation, or any combination of such redemption, purchase or exchange, or (ii) at least 51 percent of the Corporation's assets are purchased by any person(s), firm(s) or entity(ies) whether or not affiliated with the Corporation for cash, property (including, without limitation, stock in any corporation) or indebtedness or any combination thereof, or (iii) the Corporation is merged or consolidated with another corporation regardless of whether the Corporation is the survivor, or (II) any substantial equivalent of any such redemption, purchase, exchange, change, transaction or series of transactions, merger or consolidation, constituting such change of management or control. For purposes of this paragraph, the term "control" shall have the meaning ascribed thereto under the Securities Exchange Act of 1934, as amended, and the regulations thereunder, and the term "management" shall mean the chief executive officer of the Corporation. For
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purposes of clause (I)(ii) above or as appropriate for purposes of clause (II)
above, the Corporation shall be deemed to include on a consolidated basis all subsidiaries and other affiliated corporations or other entities with the same effect as if they were divisions.


       The benefits provided for under this section shall be in lieu of, and not in addition to, any and all benefits to which the Executive may be entitled under any bonus or severance program or policy adopted by the Corporation from time to time unless otherwise expressly stated therein.


       5(b).     Death benefit.  If the Executive dies during the period of his full-time service hereunder, his wife, if surviving, or if not, his estate shall be entitled to receive his full annual salary in effect on the date of his death for a continuing period of nine months commencing on the first day of the month immediately following the date of his death.


       5(c)(1). Retirement compensation and obligations. Upon the retirement or resignation of the Executive or upon his termination from full-time service with the Corporation, in either case pursuant to the provisions of this Section 5 hereof, the full-time service obligations of the Executive and the Corporation to each other under Sections 2, 3 and 4 hereof shall cease, and the Executive shall be entitled to receive benefits and compensation as specified in this Section 5 hereof.
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          5(c)(2).  Guarantee of pension benefits.  In addition to the compensation otherwise provided herein, the Executive and his beneficiaries shall be entitled to receive the retirement and death benefits they would receive at the times and under such optional arrangements as the Executive is entitled to under the terms of any retirement or pension plan adopted and implemented by the Corporation for its employees in effect at the date of the Executive's retirement, resignation or termination (for whatever reason) from full-time service with the Corporation (the "Plan") (such Plan shall include a lump sum option) pursuant to the Plan provisions as in effect at the point in time during the Executive's employment at which the plan would provide the greatest benefits for the Executive and his beneficiaries and, in addition, the greatest latitude in choice of options (including, but not limited to, a lump sum option), but in any event computed without reference to (i) any restrictions in the Plan upon payments to the Executive, as described in
Section 1.401(a)(4)-5(b) of the Treasury Regulations; (ii) any restrictions in the Plan upon the maximum contributions to the Plan or upon the maximum benefits payable under the Plan, as the case may be, pursuant to Section 415 of the Internal Revenue Code of 1986, as in effect at such point in time (the "Code"); (iii) any limitations on the amount of the Executive's compensation that may be taken into account under the Plan pursuant to Section 401(a)(17) of the Code or any successor section; (iv) the
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limitations on compensation that would exclude any income attributable to the exercise of the nonqualified stock options granted in replacement of Equity Appreciation Rights granted under the First Restatement of the Amended and Restated 1988 Equity Appreciation Rights Plan; or (v) any other restriction on the Executive's benefits as determined under the Plan pursuant to the Code, to the Employee Retirement Income Security Act of 1974, as in effect at such point in time ("ERISA") or to any other law affecting the determination of such benefits. However, all calculations pursuant to this Section 5(c)(2) of benefits shall be made on the basis of the actual years of service to the Corporation and actual compensation of the Executive taken into account under the applicable Plan provisions. To the extent that the benefits to which the Executive or his beneficiaries are entitled under this Section 5(c)(2) are not paid from the Trust under the Plan or from the IDEX Corporation Supplemental Executive Retirement Plan, the Corporation shall pay such benefits directly from its general assets.


       If payments are being made, pursuant to this Section 5(c)(2), in the form of an annuity or other periodic form of distribution, and the portion of the total amount to be paid from the Trust under the Plan shall thereafter be reduced after the date such payments have been determined pursuant to the preceding paragraph, by virtue of the operation of restrictions in the Plan upon payments to the Executive, as described in Section
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1.401(a)(4)-5(b) of the Treasury Regulations, or by virtue of the termination of the Plan (including the operation of Section 4045 of ERISA or any successor section) or for any other reason other than the operation of the provisions of the optional form selected under the Plan, the Corporation shall increase, in an amount equal to any such reduction, the amount of the benefit under this
Section 5(c)(2) which is to be paid directly from its general assets, and such increase shall be prorated over the remaining payments or used to recalculate the annuity payments, as the case may be.

       If payments are being made or have been made in full, pursuant to this
Section 5(c)(2), but the Executive or any or his beneficiaries is required to make a payment to the Trustee under the Plan (whether in the form of a loss of collateral, interest on such collateral or otherwise) as the result of the application of the restrictions in the Plan upon payments to the Executive, as described in Section 1.401(a)(4)-5(b) of the Treasury Regulations, or by virtue of the termination of the Plan (including the operation of Section 4045 of ERISA or any successor section) or for any other reason, the Corporation shall reimburse the Executive or his beneficiaries, as the case may be, directly from its general assets, for each such payment to the Trustee and if the Executive or any of his beneficiaries does not receive a deduction for Federal income tax purposes for such a payment or incurs any penalty tax because of such repayment, the
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amount of the reimbursements shall be increased to an amount such that after the application of the Federal income tax to the reimbursements the Executive or the beneficiary shall have received an amount from the Corporation approximately equal to the amount repaid to the Trustee.

         5(c)(3). Medical benefits. At all times while the Executive is employed by the Corporation and thereafter for the remainder of his life if the Executive continues in the employ of the Corporation until his 60th year or if the Executive before such 60th year dies or becomes disabled while employed by the Corporation, the Executive and/or his wife, as the case may be, shall be entitled to prompt reimbursement for all medical, dental, hospitalization, convalescent, nursing, extended care facilities and similar health and welfare expenses incurred by the Executive (or by his wife in the event of the Executive's death or disability) for the Executive or for the benefit of his wife or other dependents. If the Executive continues in the employ of the Corporation until his 60th year or if the Executive becomes disabled before such 60th year while employed by the Corporation, such benefits shall continue for the life of the Executive or the life of his wife, whichever shall be the longer time. If the Executive dies before such 60th year while employed by the Corporation, such benefits shall continue for the life of his wife. The Corporation may, in its discretion, insure such benefits.
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Such benefits shall not be affected by the existence or non-existence of any available insurance from any source and shall not be limited by the terms of any such insurance or the failure of any insurer to meet its obligations thereunder. For purposes of this Agreement, the term "medical expenses" shall include, but not be limited to, prescription drugs, prosthetics, optical care (including corrective lenses) and travel and lodging associated with medical expenses.

         5(d). Confidentiality agreement. During the course of his employment, the Executive has had and will have access to confidential information relating to the lines of business of the Corporation, its trade secrets, marketing techniques, technical and cost data, information concerning customers and suppliers, information relating to product lines, and other valuable and confidential information relating to the business operations of the Corporation not generally available to the public (the "Confidential Information"). The parties hereby acknowledge that any unauthorized disclosure or misuse of the Confidential Information could cause irreparable damage to the Corporation. The parties also agree that covenants by the Executive not to make unauthorized use or disclosures of the Confidential Information are essential to the growth and stability of the business of the Corporation. Accordingly, the Executive agrees to the confidentiality covenants set forth in this section.



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         The Executive agrees that, except as required by his duties with the Corporation or as authorized by the Corporation in writing, he will not use or disclose to anyone at any time, regardless of whether before or after the Executive ceases to be employed by the Corporation, any of the Confidential information obtained by him in the course of his employment with the Corporation.

         The Executive agrees that since irreparable damage could result from his breach of the covenants in this Section 5(d) of this Agreement, in addition to any and all other remedies available to the Corporation, the Corporation shall have the remedies of a restraining order, injunction or other equitable relief to enforce the provisions thereof. The Employee consents to jurisdiction in Lake County, Illinois on the date of the commencement of any action for purposes of any claims under this Section 5(d). In addition, the Executive agrees that the issues in any action brought under this section will be limited to claims under this section, and all other claims or counterclaims under other provisions of this Agreement will be excluded.

         6. Compensation under this Agreement not exclusive. Except as expressly stated to the contrary in this Agreement, the compensation and benefits payable by the Corporation to the Executive under the provisions of this Agreement shall be in addition to and separate and apart from such additional compensation or incentives and such retirement, disability or other benefits as the Executive may be entitled to under any present or future

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extra compensation or bonus plan, stock option plan, share purchase agreement, pension plan, disability insurance plan, medical insurance plan, life insurance program, or other plan or arrangement of the Corporation established for its executives or employees, and the provisions of this Agreement shall not affect any such compensation, incentives or benefits. The Board of Directors of the Corporation, in its discretion, may award the Executive such additional compensation, incentives or benefits, pursuant to such plans or otherwise, as it may from time to time determine.

         7. Termination of this Agreement. This Agreement shall terminate when the Corporation has made the last payment provided for hereunder; provided, however, that the obligations set forth under Section 5(d) of this Agreement shall survive any such termination and shall remain in full force and effect. Without the written consent of the Executive, the Corporation shall have no right to terminate this Agreement prior thereto.

         8.   Additional payments by Corporation.

         (a) Notwithstanding anything in this Agreement or any other agreement to the contrary, in the event it shall be determined that any payment or distribution by the Corporation or any affiliate (as defined under the Securities Act of 1933, as amended, and the regulations thereunder) thereof or any other
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person to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, pursuant to that certain shareholder purchase and sale agreement between Executive and the Corporation made as of January 22, 1988, as amended and restated, pursuant to any and all equity appreciation rights plans of the Corporation now or hereafter in effect, or pursuant to any other agreement or arrangement with the Corporation or any affiliate thereof now or hereafter in effect (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code, or any successor statute thereto, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise tax", then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including, without limitation, any interest or penalties imposed with respect to such taxes and any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) The Executive and/or the Corporation shall notify each other in writing as soon as practicable of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall state the nature of such claim and the date on which such claim is requested to be paid. Neither the Executive nor
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the Corporation shall pay such claim for taxes prior to the expiration of the thirty-day period following the date on which the notice is given (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Executive or Corporation notifies the other party in writing prior to the expiration of such period that it desires to contest such claim, such other party shall take such action, in connection with contesting such claim as the Executive or Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Executive or Corporation and approved by the other party, provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties and counsel fees as submitted) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
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         9. Definitions. For purposes of this Agreement, the term "year"
shall mean fiscal year, the term "dependents" shall have the same meaning as pursuant to Section 152 of the Code and the term "his 60th year" shall mean immediately following the Executive's 59th birthday. For purposes of this Agreement, disability shall mean a disability which is, or has the potential to be, total and permanent and because of which the Executive is or may become physically or mentally unable to substantially perform his regular duties as an Executive of the Corporation. Any question as to the existence, extent or potentiality of disability of the Executive upon which the Executive and the Corporation cannot agree shall be determined by a qualified independent physician selected by the Executive and reasonably acceptable to the Corporation (or, if the Executive is unable to make such selection, it shall be made by any adult member of his immediate family). The determination of such physician made in writing to the Corporation and to the Executive shall be final and conclusive for all purposes of this Agreement.

         10. Amendments. This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto, and specifically the agreement of any beneficiary, wife, dependents or other potential or actual third party beneficiary shall not be required.
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         11.  Assignment.  This Agreement cannot be assigned by either party hereto except with the written consent of the other.

         12. Binding effect. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Executive and any successors in interest of the Corporation. Sections 5(a) and 5(b) are intended to inure to the benefit of the Executive's beneficiaries,
Section 5(c)(2) is intended to inure to the benefit of the Executive's beneficiaries, to the extent contemplated in that provision, and Section (c)(3) is intended to inure to the benefit of the Executive's wife and his dependents; such provisions shall be enforceable by the aforesaid beneficiaries, wife and/or dependents, as the case may be, who upon the Executive's death shall be deemed successors in interest.

         13. Choice of law. This agreement shall be governed by the law of the State of Illinois (excluding the law of the State of Illinois with regard to conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

         14. Notice. Except as otherwise provided in this Agreement, all notices and other communications given pursuant to this Agreement shall be deemed to have been properly given if
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personally delivered or mailed, addressed to the appropriate party at the address of such party as shown at the beginning of this Agreement, postage prepaid, by certified mail or by Federal Express or similar overnight courier service. A copy of any notice sent pursuant to this section shall also be sent to Hodgson, Russ, Andrews, Woods & Goodyear, 1800 One M & T Plaza, Buffalo, New York, 14203, Attention: Richard E. Heath, Esq. and Dianne Bennett, Esq. Any party may from time to time designate by written notice given in accordance with the provisions of this paragraph any other address or party to which such notice or communication or copies thereof shall be sent.

         15. Severability of provisions. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be effected or impaired thereby and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provision was not contained herein.

         16. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
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       IN WITNESS WHEREOF, the Executive has hereunto set his hand and the
Corporation has caused this Agreement to be executed in its name and on its behalf as of the date first above written.


                               /s/ Frank J. Hansen
                               --------------------------------
                               Frank J. Hansen

                               DATE OF EXECUTION: July 13, 1994
                                                  -------------

                               IDEX CORPORATION

                               By: /s/ Donald N. Boyce
                                   ----------------------------
                                   Donald N. Boyce, President

                               DATE OF EXECUTION: July 12, 1994
                                                  -------------